CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Income Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 17 to the Registration Statement of Strong Income Funds, Inc. (comprising, respectively, the Strong High-Yield Bond Fund and Strong Short-Term High Yield Bond Fund) on Form N-1A of our report dated December 8, 1998, on our audits of the financial statements and financial highlights of Strong Income Funds, Inc., which report is included in the Annual Report to Shareholders for the year ended October 31, 1998, which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
February 26, 1999